                                  EXHIBIT 99.4


                                                                    NEWS RELEASE
     Contact

     Martha A. Buckley                       JoAnn P. Huston
     Director, Corporate Communications      Manager, Investor Relations
     610-722-3511                            610-722-3513
     mbuckley@unisourcelink.com              jhuston@unisourcelink.com




                   UNISOURCE ANNOUNCES RESTRUCTURING DETAILS
           Plan Includes Dividend Reduction and New Capital Structure


     BERWYN, PENNSYLVANIA - JULY 29, 1998 - Unisource Worldwide, Inc. (NYSE:UWW) announced today details of an extensive restructuring plan designed to improve service to customers, decrease costs, increase financial flexibility and grow profitable market segments. "The changes we are making to improve the company's operating and financial performance are substantial and, as the plan is implemented, will dramatically enhance the value of Unisource," commented Ray B. Mundt, chairman and chief executive officer.

     The restructuring plan includes a reduction of more than 1,500 employees across all business functions, or approximately 15% of the company's U.S. workforce, and approximately 20% of its U.S. warehouse space. As a result of the restructuring, the company will take a pre-tax charge of $130-$150 million in fiscal 1998 and will incur one-time implementation expenses of $50-$60 million over the following two years. When fully implemented in 2001, the plan is expected to result in annual operating income improvement of $150-$170 million, which would approximately double the total operating income reported for fiscal 1997.

     The company forecasts that cumulative operating income benefits over the next two years will exceed the combined restructuring and implementation costs of $180-$210 million. The plan also projects permanent cash flow improvement of $30-$50 million from reduced inventory investment.

   The restructuring charge will be taken over two consecutive quarters:

* $28 million ($18 million after tax) in the third quarter, reflecting closures or sales of facilities initiated during that quarter

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*  $102-$122 million ($66-$79 million after tax) in the fourth quarter, reflecting severance; facility closures; inventory write-down due to closure of facilities, discontinuation of certain product lines and rationalization of vendors and SKUs; and anticipated restructuring of the company's Canadian and Mexican operations

     Implementation costs of $50-$60 million will cover relocation, recruitment, training, duplicate manning during the transition, and IT consolidation expenses related to the restructuring.


     A final determination of the amounts of the charge and implementation costs depend on work presently in process to refine the requirements for Canada and Mexico and to complete an analysis of the inventory impact. This work will be completed in the current quarter and announced prior to fiscal year-end.

Major Restructuring Elements

   The plan announced today is comprised of six major initiatives:

*  Organizing into fourteen strategic market areas in the U.S.

  This new structure will replace the company's current regional/divisional structure, consisting of 150+ autonomous operating units, with fourteen market areas, while integrating acquired companies into its core operations.

* Functionally aligning the sales and distribution responsibilities within market areas.

  Each of the new market areas will be managed by two vice presidents- one responsible for all sales functions, and one to oversee all warehousing and distribution activities within that same market area. Each will report to a senior vice president at the corporate level, but will share common goals and incentives to promote common objectives. The Sales and Distribution structure will be supported at the corporate level by newly-created Procurement and Marketing organizations.

* Creation of an efficient "hub and spoke" distribution network that reduces the total number of locations by 40% and reduces warehouse space by nearly 20%.

  Facility consolidations will reduce the total number of Unisource locations from 424 to 253, and will eliminate three million square feet of warehouse space. The new structure will significantly improve warehouse productivity, while allowing Unisource to continue to offer next-day delivery to customers throughout the United States.

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*  Establishment of a new corporate marketing function to drive focused marketing initiatives throughout the organization.

  This new corporate department will utilize economic data, industry research and market analysis to develop strategy and detailed marketing plans for each product category and customer segment. Corporate Marketing will also manage brand strategy and provide advertising and promotional support to the sales effort in each market area.

* Creation of a corporate procurement department to direct company-wide purchasing and national contracts.

  The new procurement function will take full advantage of the company's size
  and national presence to reduce its total cost of procurement.   Procurement
  will also develop strategic positioning with suppliers to combine their product development resources with Unisource's marketing power for the benefit of all the members of the supply chain.

*  Expansion of the company's successful Customer Service Center concept.

  Unisource will integrate all of its customer service activities into 21 strategically-located customer service centers, building on the success of the customer service centers created several years ago. The 21 centers will consist of 11 existing centers, which will continue to serve customers within their market areas, along with 10 new centers, which will consolidate currently-dispersed customer service activities, primarily within recently-acquired operations. This strategy will enhance overall customer service capabilities and facilitate communications between the company's sales and customer service organizations.

     In conjunction with its new organizational structure, Unisource today announced two appointments to its senior management team. Kenneth F. Vuylsteke, who joined Unisource as a result of the National Sanitary Supply acquisition, was named senior vice president of sales. George Timchal, currently vice president of sourcing and procurement for Sunbeam Corp., was named senior vice president of procurement.

     The company is also instituting an extensive customer analysis designed to assess customer profitability and develop appropriate pricing, service and delivery levels. The goal of this process is to work with customers to ensure a fair return for the value offered. However, the analysis is likely to result in some lost sales.



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FINANCIAL IMPACT

The business impact of the anticipated changes, combined with the elimination of unprofitable business, could result in a net revenue decline of $500-$700 million in 1999. Depending on the amount of the revenue decline, additional positions could be impacted. However, upon full implementation, the plan will have a significant positive effect on the company's financial performance, resulting in an estimated annualized increase in operating income of $150-$170 million, with a return on shareholders equity approaching 14% and a return on capital of nearly 10% by the end of the year 2000.



     The major components of that increase are shown below.




          Forecasted Impact of Restructuring on Operating Income
          ------------------------------------------------------


                                                       (Millions)                                         Comments
                                                       ----------                      --------------------------------------------

Manning Reductions                              $ 80      -             $ 85           1,500+ people
Facility Costs                                    25      -               25           3 million square feet
Other Expenses                                    30      -               40           T&E, supplies, freight, telephone
                                      --------------            ------------
             Total  SG&A                        $135      -             $150

Strategic Purchasing                              30      -               40           1.5% savings on US warehouse purch.

Business Impact                                  (15)     -              (20)
                                      --------------            ------------

Operating Income Impact                         $150      -             $170
                                      ==============            ============



     The plan will enable the company to reduce its inventory investment by $30- $50 million from June 30, 1998 levels. Unisource has already made significant progress in reducing inventory, achieving an $87 million reduction since December 31, 1997.


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TIMING

     Mundt reported that the company will begin implementing the restructuring plan immediately and plans to complete the majority of the closures and manning reductions within the next twelve months. "We should begin to realize the financial benefits of our restructuring efforts by the second half of fiscal 1999," Mundt said.

     "Through a combination of increased gross trading margins and reduced expenses, we expect to achieve our goal run rate of 80% expense-to-gross profit ratio by the end of our fourth fiscal quarter of 1999," Mundt continued.

DIVIDEND

     Separately, the Unisource board of directors declared its regular quarterly dividend of $.20 a share for the fourth quarter of fiscal 1998. The $.20 dividend will be paid on September 10 to holders of record as of August 24, 1998.

     Additionally, the board announced its intention to reduce future quarterly dividends to $.05 per share, beginning with the dividend payable in December 1998. "Our Board determined that the funds currently being allocated to dividends would serve shareholders better if reinvested in the future growth of our company," Mundt said.

CAPITAL STRUCTURE

     The Board of Directors approved an amendment to the company's bank credit facility, as well as the issuance of $300 million of senior subordinated 10-year notes anticipated to be sold to institutional investors in September. The amendment will reduce the amount of the credit facility from $1 billion to $900 million and will permit more flexible financial covenants. The immediate reduction of $100 million is due to the strength of the company's cash flow and the expectation that this additional borrowing capacity will not be needed.
The amount of the facility will be further reduced to $600 million when the note proceeds are received. The company's lenders have approved a covenant waiver through September 30, 1998 and the final amendment is expected to be completed in early September.


     Interest costs are forecast to increase in fiscal 1999 by $8 to $10 million, due to higher rates associated with the long-term financing and an expected increase in the pricing of the company's credit facility.

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SUMMARY

     "Our restructuring plan will reduce our costs, increase our profitability, and put us back on the path of consistent growth," Mundt said. "Our operations will be leaner and stronger and our revised capital structure will provide us with the strength and flexibility to make appropriate investments for profitable growth."

     Unisource Worldwide, Inc.(http://www.unisourcelink.com) headquartered in Berwyn, Pennsylvania, is one of the largest distributors of paper products and supply systems in North America. Fiscal 1997 revenues exceeded $7 billion.


The senior subordinated notes that Unisource anticipates selling to institutional investors in September 1998 have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

All statements, other than statements of historical fact, made in this press release, including, without limitation, (i) statements relating to the implementation of the restructuring plan and the timing thereof (such as the planned increase of customer service centers and planned reduction of employees, number of locations, warehouse space, and inventory investment), the projected costs and expenses associated with the restructuring plan and the implementation thereof, the projected impact of, and financial results and benefits to be realized from, such restructuring (such as projected decreased procurement and operating costs, increased warehouse productivity, increased operating income, increased cash flow, increased gross trading margins, reduced expense-to-gross profit ratio, increased profitability, and improved return on shareholders equity and return on capital), and the other projected ramifications of the restructuring plan (such as the anticipated loss of customers and decrease in revenues), (ii) statements relating to the payment of future dividends not yet declared, the consummation of the amendment to the company's credit facility, the issuance of senior subordinated notes, and other proposed future actions, and (iii) statements qualified by the words "believes," "anticipates," "expects," "intends," "may," "estimates," "will," and other words similar thereto, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes these statements are based upon reasonable assumptions with respect to future events and circumstances, such statements are subject to risks and uncertainties which could cause actual results or circumstances to differ materially. Such risks and uncertainties include, without limitation, delays, difficulties, or increased costs associated with the implementation of the restructuring plan, the consummation of the proposed amendment of its credit facility, the issuance of the senior subordinated notes, leverage and debt service requirements (including sensitivity to interest rate fluctuations), operating in a competitive environment, general economic conditions, the ability to attract and retain qualified personnel, changes or volatility in pulp and paper prices, and delays or difficulties with consolidation of its information technology systems and the upgrading of such systems to be year 2000 compliant. For further detail and information concerning such risks and uncertainties, please consult Part I, Item 1, of the company's annual report on Form 10-K for the fiscal year ended September 30, 1997, which is on file with the Securities and Exchange Commission.

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